Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Isis USA Limited, a United Kingdom Limited Private Company

PerIsis I Development Corporation, a Delaware Corporation

Symphony GenIsis, Inc., a Delaware Corporation

Akcea Therapeutics, Inc., a Delaware Corporation